FOR IMMEDIATE RELEASE

Contact: Media Relations
507-434-6352
media@hormel.com

Hormel Foods Adds Another Strategic Leading Brand to its Portfolio with the Acquisition of Planters®

Acquisition of the Iconic Planters® Brand is a Continuation of the Company’s Evolution
as a Global Branded Food Company

AUSTIN, Minn., (Feb. 11, 2021) — Hormel Foods Corporation (NYSE: HRL), a global branded food company, announced today that it has entered into a definitive agreement to acquire the Planters® snack nut portfolio from the Kraft Heinz Company (Nasdaq: KHC). The proposed transaction is expected to close in calendar Q2 2021, subject to regulatory review and approval. The acquisition includes the Planters®, NUT-rition®, Planters® Cheez Balls and Corn Nuts® brands. Hormel Foods will acquire the business for $3.35 billion in cash in a transaction that provides a tax benefit valued at approximately $560 million, equating to an effective purchase price of $2.79 billion.

“Planters® is an iconic leading snack brand with universal consumer awareness,” said Jim Snee, chairman of the board, president and chief executive officer of Hormel Foods. “The acquisition of the Planters® business adds another $1 billion brand to our portfolio and significantly expands our presence in the growing snacking space. The Planters® brand enhances our portfolio built for individual and social snacking occasions, and perfectly complements our snacking brands such as Hormel Gatherings®, Columbus®, Justin’s®, SKIPPY®, Herdez® and Wholly®. This acquisition also meaningfully broadens our scope for future acquisitions in the snacking space.”

“Our competencies in brand stewardship, revenue growth management, e-commerce, innovation and consumer insights will be key to driving growth for the Planters® brand and for our customers,” Snee said. “We also expect significant synergies as we integrate this business into our One Supply Chain and Project Orion system.”

The Planters® snack nut portfolio net sales were approximately $1 billion in calendar year 2020 and are expected to grow at the company’s long-term organic growth target. Operating margins are expected to be accretive to the Grocery Products business in 2022 and enhance margins and cash flows for the total company. Hormel Foods expects to attain synergies of approximately $50-60 million to be realized by 2024. The acquisition includes three dedicated production facilities located in California, Arkansas and Virginia.

“The acquisition of the Planters® branded business further demonstrates our disciplined financial approach to M&A,” said Jim Sheehan, executive vice president and chief financial officer of Hormel Foods. “We expect this acquisition will responsibly leverage our balance sheet and will not compromise our disciplined capital allocation policy, especially our commitment to dividend growth.”

Citi and Credit Suisse are acting as financial advisors to Hormel Foods and Faegre Drinker Biddle & Reath is serving as legal counsel.

CONFERENCE CALL
A conference call will be webcast at 10 a.m. CT on Feb. 11, 2021. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 1-888-317-6003 and providing the access code 4708001. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at 4 p.m. CT, Feb. 11, 2021, and will remain on the website for one year.

ABOUT HORMEL FOODS — Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the “Global 2000 World’s Best Employers” list by Forbes magazine for three straight years, is one of Fortune magazine’s most admired companies, has appeared on Corporate Responsibility Magazine’s “The 100 Best Corporate Citizens” list for the 12th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com

FORWARD-LOOKING STATEMENTS
This release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied and whether and when the transaction will close, whether and when the Company will be able to realize the expected financial results, growth, and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the transaction. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 5-9 in the Company’s Form 10-K included in the Company’s 2020 annual report to stockholders available for viewing or download on the investor page of the Company’s website – hormelfoods.com.